7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2013 RESULTS

Evansville, Indiana, May 23, 2013 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the first quarter ended May 4, 2013.

First Quarter Highlights

•	Net sales increased 4.3 percent to $232.3 million, driven by a net increase of 27 stores over the first quarter last year

•	Comparable store sales decreased 0.8 percent

•	Earnings per diluted share of $0.47

•	Company opened 13 new stores consistent with the new store growth reported during the first quarter last year

Cliff Sifford, President and CEO, stated, “Our first quarter was challenging, as we experienced colder, wetter weather through March than the same time period a year ago.  However, our sales trend improved significantly in April with the arrival of warm weather, which helped us mitigate our comparable store sales decline for the quarter to less than one percent and better than we anticipated.  As a result, we concluded the quarter with earnings above our expectations.”

First Quarter Financial Results

The Company reported net sales of $232.3 million for the first quarter ended May 4, 2013, a 4.3 percent increase, as compared to net sales of $222.6 million for the first quarter ended April 28, 2012.  Comparable store sales for the thirteen-week period ended May 4, 2013 decreased 0.8 percent as compared to the thirteen-week period ended May 5, 2012.

The gross profit margin for the first quarter of fiscal 2013 decreased to 29.5 percent compared to 30.8 percent for the first quarter of fiscal 2012.  The merchandise margin decreased 0.9 percent, while buying, distribution and occupancy costs increased 0.4 percent as a percentage of sales.

Selling, general and administrative expenses for the first quarter increased $2.8 million to $53.4 million; as a percentage of sales, these expenses increased to 22.9 percent compared to 22.7 percent in the first quarter of 2012.  The increase in expense was primarily due to operating more stores versus the first quarter last year.

Net earnings for the first quarter were $9.5 million, or $0.47 per diluted share, as compared to net earnings of $11.0 million, or $0.54 per diluted share, in the first quarter last year.

Mr. Sifford concluded, “We are pleased to report that the positive sales trend experienced later in the first quarter of 2013 continues today across all departments.  We remain optimistic with the continued positive performance of our athletic categories on top of a strong performance in 2012, which gives us confidence as we prepare for the very important back-to-school season.”

Second Quarter Fiscal 2013 Earnings Outlook

The Company expects second quarter net sales to be in the range of $217 to $220 million with a comparable store sales increase in the range of 3.0 to 5.0 percent.  Earnings per diluted share in the second quarter of fiscal 2013 are expected to be in the range of $0.26 to $0.30.  In the second quarter of fiscal 2012, comparable store sales increased 3.0 percent and the Company earned $0.14 per diluted share.

The second quarter of fiscal 2013 ends on August 3rd, which is one week later than the second quarter ended last year.  The one-week shift in the calendar moves an important week of back-to-school sales into the second quarter of fiscal 2013, which the Company expects will result in higher sales and earnings when compared to the second quarter last year.

Store Growth

The Company expects to open 33 new stores and close five stores in fiscal 2013.  Store openings and closings by quarter are as follows:

	New Stores	Stores Closings
1st Quarter 2013	13	0
2nd Quarter 2013	10	2
3rd Quarter 2013	0	0
4th Quarter 2013	10	3
Fiscal year 2013	33	5

The 13 new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Altoona, PA	Johnstown	1
Ames, IA	Des Moines	5
Bradenton, FL	Tampa	5
Casper, WY	Casper	1
Charlotte, NC	Charlotte	7
Clive, IA	Des Moines	5
Columbia, TN	Nashville	6
Des Moines, IA	Des Moines	5
Houston, TX	Houston	12
Rogers, AR	Ft. Smith	3
Saginaw, MI	Flint	2
South Elgin, IL	Chicago	22
Williamsburg, VA	Norfolk	4

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 23, 2013, the Company operates 363 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 13, 2013.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended May 4, 2013	Thirteen Weeks Ended April 28, 2012
Net sales	$232,287	$222,613
Cost of sales (including buying,
distribution and occupancy costs)	163,674	154,074
Gross profit	68,613	68,539
Selling, general and administrative
expenses	53,367	50,562
Operating income	15,246	17,977
Interest income	(2)	(16)
Interest expense	50	68
Income before income taxes	15,198	17,925
Income tax expense	5,679	6,905
Net income	$9,519	$11,020

Net income per share:
Basic	$0.47	$0.54
Diluted	$0.47	$0.54

Weighted average shares:
Basic	19,877	19,880
Diluted	19,897	19,971

Cash dividends declared per share	$0.06	$0.00

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$34,122	$45,756	$92,291
Accounts receivable	2,525	2,152	4,197
Merchandise inventories	276,358	272,282	243,260
Deferred income taxes	2,959	2,914	2,562
Other	10,012	4,918	4,044
Total Current Assets	325,976	328,022	346,354
Property and equipment-net	80,154	77,364	72,168
Deferred income taxes	1,353	999	0
Other noncurrent assets	855	811	1,005
Total Assets	$408,338	$407,196	$419,527

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$53,037	$65,026	$68,654
Accrued and other liabilities	20,133	16,995	23,778
Total Current Liabilities	73,170	82,021	92,432
Deferred lease incentives	18,793	18,426	15,301
Accrued rent	7,881	7,475	6,415
Deferred income taxes	0	0	1,381
Deferred compensation	7,101	6,412	6,575
Other	485	494	212
Total Liabilities	107,430	114,828	122,316
Total Shareholders' Equity	300,908	292,368	297,211
Total Liabilities and Shareholders' Equity	$408,338	$407,196	$419,527

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended May 4, 2013	Thirteen Weeks Ended April 28, 2012
Cash flows from operating activities:
Net income	$9,519	$11,020
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,118	3,831
Stock-based compensation	957	692
Loss on retirement and impairment of assets	160	13
Deferred income taxes	(399)	(614)
Lease incentives	734	2,660
Other	407	396
Changes in operating assets and liabilities:
Accounts receivable	(373)	(1,576)
Merchandise inventories	(4,076)	(5,605)
Accounts payable and accrued liabilities	(13,718)	12,932
Other	(118)	4,955

Net cash (used in) provided by operating activities	(2,789)	28,704

Cash flows from investing activities:
Purchases of property and equipment	(6,935)	(8,545)

Net cash used in investing activities	(6,935)	(8,545)

Cash flows from financing activities:
Proceeds from issuance of stock	66	1,097
Dividends paid	(1,216)	0
Excess tax benefits from stock-based compensation	141	433
Shares surrendered by employees to pay taxes on restricted stock	(901)	0

Net cash (used in) provided by financing activities	(1,910)	1,530

Net (decrease) increase in cash and cash equivalents	(11,634)	21,689
Cash and cash equivalents at beginning of period	45,756	70,602

Cash and Cash Equivalents at End of Period	$34,122	$92,291